                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                    (13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. __________)(1)


                             VISUAL DATA CORPORATION
          ------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.0001 per share
          ------------------------------------------------------------
                         (Title of Class of Securities)


                                    928428200
          ------------------------------------------------------------
                                 (CUSIP Number)


                                  July 3, 2001
          ------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [x]      Rule 13d-1(c)
         [_]      Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

------------------------------------------ -------------------------------------
CUSIP NO. 928428200                                            PAGE 2 OF 9 PAGES
------------------------------------------ -------------------------------------


--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Protius Overseas Limited

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [x]

                                                                        (b) [_]

--------- ----------------------------------------------------------------------
 3        SEC USE ONLY



--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Isle of Man
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER
             NUMBER OF
              SHARES                         -0-
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
------------------------------------ ------- -----------------------------------
                                      6      SHARED VOTING POWER

                                             998,702 shares of Common Stock
                                             (See Item 4)

------------------------------------ ------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             -0-

------------------------------------ ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             998,702 shares of Common Stock
                                             (See Item 4)

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          998,702 shares of Common Stock (See Item 4)

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                            [x]



--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.0% (See Item 4)

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

------------------------------------------ -------------------------------------
CUSIP NO. 928428200                                            PAGE 3 OF 9PAGES
------------------------------------------ -------------------------------------


--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cranshire Capital, L.P.

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [x]

                                                                        (b) [_]

--------- ----------------------------------------------------------------------
 3        SEC USE ONLY



--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois limited partnership
          U.S.A
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER
             NUMBER OF
              SHARES                         -0-
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
------------------------------------ ------- -----------------------------------
                                      6      SHARED VOTING POWER

                                             998,702 shares of Common Stock
                                             (See Item 4)

------------------------------------ ------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             -0-

------------------------------------ ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             998,702 shares of Common Stock
                                             (See Item 4)

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          998,702 shares of Common Stock (See Item 4)

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                            [x]



--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.0% (See Item 4)

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          PN

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

------------------------------------------ -------------------------------------
CUSIP NO. 928428200                                            PAGE 4 OF 9 PAGES
------------------------------------------ -------------------------------------


--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Downsview Capital, Inc.

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [x]

                                                                        (b) [_]

--------- ----------------------------------------------------------------------
 3        SEC USE ONLY



--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois corporation
          U.S.A.
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER
             NUMBER OF
              SHARES                         -0-
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
------------------------------------ ------- -----------------------------------
                                      6      SHARED VOTING POWER

                                             998,702 shares of Common Stock
                                             (See Item 4)

------------------------------------ ------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             -0-

------------------------------------ ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             998,702 shares of Common Stock
                                             (See Item 4)

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          998,702 shares of Common Stock (See Item 4)

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                            [x]



--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.0% (See Item 4)

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

------------------------------------------ -------------------------------------
CUSIP NO. 928428200                                            PAGE 5 OF 9 PAGES
------------------------------------------ -------------------------------------


--------- ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mitchell P. Kopin

--------- ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [x]

                                                                        (b) [_]

--------- ----------------------------------------------------------------------
 3        SEC USE ONLY



--------- ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S. Citizen
------------------------------------ ------- -----------------------------------
                                      5      SOLE VOTING POWER
             NUMBER OF
              SHARES                         -0-
           BENEFICIALLY
             OWNED BY
               EACH
             REPORTING
              PERSON
               WITH
------------------------------------ ------- -----------------------------------
                                      6      SHARED VOTING POWER

                                             998,702 shares of Common Stock
                                             (See Item 4)

------------------------------------ ------- -----------------------------------
                                      7      SOLE DISPOSITIVE POWER

                                             -0-

------------------------------------ ------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             998,702 shares of Common Stock
                                             (See Item 4)

--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          998,702 shares of Common Stock (See Item 4)

--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                            [x]



--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.0% (See Item 4)

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN

--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Visual Data Corporation (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1291 SW 29 Avenue, Pompano Beach, Florida 33069

ITEM 2(a).        NAME OF PERSON FILING
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
ITEM 2(c).        CITIZENSHIP

                  Protius Overseas Limited
                  P.O. Box 17512-14
                  Finch Road Douglas
                  Isle of Man, IM99
                  Isle of Man limited company

                  Cranshire Capital, L.P.
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  Illinois limited partnership

                  Downsview Capital, Inc.
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  Illinois corporation

                  Mitchell P. Kopin
                  666 Dundee Road, Suite 1901
                  Northbrook, IL 60062
                  U.S. Citizen

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.0001 per share, of the Company ("Common Stock")

ITEM 2(e).        CUSIP NUMBER:

                  928428200

ITEM 3. If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the persons filing are:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act;

                  (b) [ ] Bank as defined in Section 3 (a) (6) of
                          the Exchange Act;

                  (c) [ ] Insurance company as defined in Section 3 (a) (19) of the Exchange Act;

                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act;

                  (e) [ ] An investment advisor in accordance with Rule 13d-1
                          (b) (1) (ii) (E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1 (b) (1) (ii) (F);

                  (g) [ ] A parent holding company or control person in a
                          ccordance with Rule 13d-1 (b) (1) (ii) (G);

                  (h) [ ] A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section (c) (14) of the Investment Company Act;

                  (j) [ ] Group, in accordance with Rule 13d-1 (b) (1) (ii) (J);

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned:

                           998,702 shares of Common Stock*

                  (b)      Percent of class:

                           8.0%*

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the
                                    vote - 0

                           (ii)     Shared power to vote or direct the
                                    vote - 998,702*

                           (iii) Sole power to dispose or to direct the disposition of - 0

                           (iv) Shared power to dispose or to direct the disposition of - 998,702*

                  * The beneficial ownership reported by the Reporting Persons excludes certain warrants which the Reporting Persons are contractually restricted from exercising at this time. The Reporting Persons cannot exercise such warrants so long as the Reporting Persons would be deemed "beneficial owners" of more than 4.9% of the Common Stock following such conversion.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  NOT APPLICABLE


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  NOT APPLICABLE

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  NOT APPLICABLE

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  NOT APPLICABLE


ITEM 10.          CERTIFICATION.

                  By signing below, each of the undersigned certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose of effect.

                                    SIGNATURE



                  After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                  July 19, 2001

                                  ---------------------------------------------
                                   (Date)

                                  PROTIUS OVERSEAS LIMITED


                                  By: /s/ Gordon J. Mundy
                                      -----------------------------------------
                                          Gordon J. Mundy

                                  CRANSHIRE CAPITAL, L.P.

                                  By:    Downsview Capital, Inc., its
                                         General Partner


                                  By: /s/ Mitchell P. Kopin
                                      -----------------------------------------
                                          Mitchell P. Kopin, President


                                  DOWNSVIEW CAPITAL, INC.


                                  By: /s/ Mitchell P. Kopin
                                     -----------------------------------------
                                          Mitchell P. Kopin, President


                                  MITCHELL P. KOPIN


                                  /s/ Mitchell P. Kopin
                                  -----------------------------------------
                                          Mitchell P. Kopin